                                     ITEM 11


                                   COMPUTATION


                                       OF


                         EARNINGS PER SHARE INFORMATION

                                     ITEM 11

                     DEL LABORATORIES, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                  COMPUTATION OF EARNINGS PER SHARE INFORMATION

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATE)


                                                                1994
                                                       -----------------------
                                       1995 (A)       Primary     Fully Diluted     1993 (A)
                                       ----           -------     -------------     ----
Earnings before extraordinary
    items                              $7,025         $5,681         $5,681         $4,173

Extraordinary item (net off
    income tax benefit of
    $1,540,000)                          -             -               -            (2,310)
                                       ------         ------         ------         ------
Net earnings                            7,025          5,681          5,681          1,863

Reduction of interest expense
    net of tax effect                    -                48           -               118
                                       ------         ------         ------         ------

Net earnings for computing
    earnings per common share          $7,025         $5,729         $5,681         $1,981
                                       ------         ------         ------         ------
                                       ------         ------         ------         ------

Weighted average number of
    common shares outstanding (B)       4,199          4,228          4,228          4,262

Net additional shares issuable
    on conversion of stock options
    net of 20% repurchase
    limitation (B)                        654            572            774            704
                                       ------         ------         ------         ------

Adjusted shares outstanding (B)         4,853          4,800          5,002          4,966
                                       ------         ------         ------         ------
                                       ------         ------         ------         ------

Earnings before extraordinary
    item per common share (B)            1.45           1.20           1.14            .87

Extraordinary item per
    common share (B)                     -              -              -              (.47)

Net earnings per common
    share (B)                          $ 1.45         $ 1.20         $ 1.14         $ 0.40
                                       ------         ------         ------         ------
                                       ------         ------         ------         ------

Earnings per common share for the years ended December 31, 1995, 1994 and 1993 were computed using the modified treasury stock method which assumes the exercise of all outstanding options and warrants and the use of the proceeds thereof to acquire up to 20% of the outstanding common stock of the Company. Excess proceeds, not utilized for the purchase of such shares, are assumed utilized, first to reduce outstanding debt and then any remainder is assumed invested in interest bearing securities with net income increased for the hypothetical interest expense savings or interest income, net of taxes.

  (A) Primary and fully diluted earnings per common share were the same in 1995 and 1993.

  (B) Adjusted to reflect a 2-for-1 stock split effective June 16, 1995 and a 4-for-3 stock split effective June 15, 1994.